As filed with the Securities and Exchange Commission on October 28, 2022

Registration Statement No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Perfect Corp.

(Exact name of registrant as specified in its charter)

Cayman Islands	N/A
(State or other jurisdiction of incorporation organization)	(I.R.S. Employer Identification Number)

Perfect Corp.

14F, No. 98 Minquan Road

Xindian District

New Taipei City 231

Taiwan

+886-2-8667-1265
(Address of Principal Executive Offices, including Zip Code)

Perfect Corp. 2021 Stock Compensation Plan, as Amended
(Full title of the plan)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, New York 10168

United States

(800) 221-0102
(Name, Address,  and Telephone Number, including Area Code, of Agent for Service)

Copy to:

Ching-Yang Lin, Esq. Sullivan & Cromwell (Hong Kong) LLP 20th Floor, Alexandra House 18 Chater Road, Central Hong Kong +852-2826-8606

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

EXPLANATORY NOTE

On the date of this registration statement on Form S-8 (this “Registration Statement”), pursuant to the transactions contemplated by that certain Agreement and Plan of Merger, dated as of March 3, 2022, by and among Perfect Corp., a Cayman Islands exempted company with limited liability (“Perfect” or the “Registrant”), Provident Acquisition Corp., a Cayman Islands exempted company with limited liability (“Provident”), Beauty Corp., a Cayman Islands exempted company with limited liability and a wholly owned subsidiary of Perfect (“Merger Sub 1”), and Fashion Corp., a Cayman Islands exempted company with limited liability and a wholly owned subsidiary of Perfect (“Merger Sub 2”), as amended by the First Amendment to Agreement and Plan of Merger, dated as of September 16, 2022, by and among Perfect, Provident, Merger Sub 1 and Merger Sub 2 (collectively, the “Business Combination Agreement”), (i) Merger Sub 1 merged with and into Provident (the “First Merger”), with Provident surviving the First Merger as a wholly owned subsidiary of Perfect (Provident, as the surviving company of the First Merger, the “First Merger Surviving Company”), and (ii) immediately following the First Merger and as part of the same overall transaction, the First Merger Surviving Company merged with and into Merger Sub 2 (the “Second Merger,” and together with the First Merger, the “Mergers”), with Merger Sub 2 surviving the Second Merger as a wholly owned subsidiary of Perfect. As a result of the Mergers, and upon consummation of the Mergers and the other transactions contemplated by the Business Combination Agreement (the “Business Combination”, and together with transactions contemplated by agreements, instruments and documents contemplated by the Business Combination Agreement, the “Transactions”), the shareholders of Provident became shareholders of Perfect.

This Registration Statement registers an aggregate of 5,311,310 ordinary shares, including both Class A ordinary shares, $0.1 par value per share, and Class B ordinary shares, $0.1 par value per share, of the Registrant (“Ordinary Shares”) available for issuance under the Registrant’s Perfect Corp. 2021 Stock Compensation Plan adopted by the board of directors of the Registrant (the “Board”) on December 13, 2021, as amended by the Board on October 25, 2022 to reflect the effect of the Transactions (the “Plan”). Under the Plan, shares to be issued upon exercise of options shall be Class B ordinary shares if the participant of the Plan is Alice H. Chang, and shares to be issued upon exercise of options shall be Class A ordinary shares if the participant of the Plan is anyone else. Class B ordinary shares are not publicly tradable. Under Perfect’s currently effective articles of association filed as Exhibit 3.1 hereto (“Perfect’s Articles”), Class B ordinary shares can be converted into Class A ordinary shares (i) at any time at the option of the holder of Class B ordinary shares, or (ii) automatically and immediately, without any further action from the holder of Class B ordinary shares, when they cease being owned by Alice H. Chang or entities wholly owned by her.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this Registration Statement in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the Plan as specified by Rule 428(b)(1) under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Securities and Exchange Commission (the “Commission”):

•	Amendment No. 6 to the Registrant’s registration statement on Form F-4 filed with the Commission on September 29, 2022 (File No. 333-263841), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

•	The Registrant’s prospectus initially filed with the Commission on September 30, 2022 pursuant to Rule 424(b) under the Securities Act, relating to the Registrant’s registration statement on Form F-4, as supplemented (File No. 333-263841); and

•	The description of the Registrant’s ordinary shares that is contained in the Registrant’s registration statement on Form 8-A (Commission File No. 001-41540), filed with the Commission on October 25, 2022, pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as updated by any amendment or report filed for the purpose of updating such description.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents; provided, however, that documents or information deemed to have been furnished and not filed in accordance with the rules of the Commission shall not be deemed incorporated by reference into this Registration Statement.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

 Item 6. Indemnification of Directors and Officers

The laws of the Cayman Islands do not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, fraud or the consequences of committing a crime.

Perfect’s Articles provide for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted under the laws of the Cayman Islands, in the absence of willful neglect or default. In connection with the Closing, Perfect has entered into separate indemnification agreements with its post-Closing directors.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits

Incorporation by Reference
Exhibit No.	Description	Filed Herewith	Form	File No.	Exhibit No.	Filing Date

3.1	Sixth Amended and Restated Memorandum and Articles of Association of Perfect Corp.	X

4.1	Specimen Class A Ordinary Share Certificate of Perfect Corp.		F-4	333-263841	4.6	September 29, 2022

4.2	Perfect Corp. 2021 Stock Compensation Plan		F-4	333-263841	10.13	September 29, 2022

4.3	Amendment to Perfect Corp. 2021 Stock Compensation Plan	X

5.1	Opinion of Maples and Calder (Hong Kong) LLP	X

23.1	Consent of PricewaterhouseCoopers, Taiwan, an independent registered public accounting firm for Perfect Corp.	X

23.2	Consent of Marcum LLP, an independent registered public accounting firm for Provident Acquisition Corp.	X

23.3	Consent of Maples and Calder (Hong Kong) LLP (included in Exhibit 5.1)	X

24.1	Power of Attorney (contained on the signature pages hereto)	X

107	Calculation of Filing Fee Table	X

Item 9. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i).	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii).	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii).	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Taipei City, Taiwan on October 28, 2022.

PERFECT CORP.

By:	/s/ Alice H. Chang
Name: Alice H. Chang
Title: Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Alice H. Chang as attorney-in-fact and agent with full power of substitution for her in any and all capacities to do any and all acts and all things and to execute any and all instruments that said attorney-in-fact and agent may deem necessary or desirable to enable the registrant to comply with the Securities Act of 1933, as amended (the “Securities Act”), and any rules, regulations and requirements of the Securities and Exchange Commission thereunder, in connection with the registration under the Securities Act of ordinary shares of the registrant (the “Shares”), including, without limitation, the power and authority to sign the name of each of the undersigned in the capacities indicated below to the Registration Statement on Form S-8 (the “Registration Statement”) to be filed with the Securities and Exchange Commission with respect to such Shares, to any and all amendments or supplements to such Registration Statement, whether such amendments or supplements are filed before or after the effective date of such Registration Statement, to any related Registration Statement filed pursuant to Rule 462(b) under the Securities Act, and to any and all instruments or documents filed as part of or in connection with such Registration Statement or any and all amendments thereto, whether such amendments are filed before or after the effective date of such Registration Statement; and each of the undersigned hereby ratifies and confirms all that such attorney-in-fact and agent, or her substitute shall do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated.

Signature	Title	Date

/s/ Alice H. Chang	Director and Chief Executive Officer	October 28, 2022
Alice H. Chang	(Principal Executive Officer)

/s/ Jau-Hsiung Huang	Director	October 28, 2022
Jau-Hsiung Huang

/s/ Jianmei Lyu	Director	October 28, 2022
Jianmei Lyu

/s/ Michael Aw	Director	October 28, 2022
Michael Aw

/s/ Meng-Shiou (Frank) Lee	Director	October 28, 2022
Meng-Shiou (Frank) Lee

/s/ Philip Tsao	Director	October 28, 2022
Philip Tsao

/s/ Chung-Hui (Christine) Jih	Director	October 28, 2022
Chung-Hui (Christine) Jih

/s/ Hsiao-Chuan Chen	Vice President and Head of Finance and Accounting	October 28, 2022
Hsiao-Chuan Chen	(Principal Financial Officer and Principal Accounting Officer)

SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of Perfect Corp., has signed this registration statement or amendment thereto in the City of New York, State of New York, on October 28, 2022.

COGENCY GLOBAL INC.

By:	/s/ Colleen A. De Vries
On behalf of Cogency Global Inc.
Name: Colleen A. De Vries

Title: Senior Vice President